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                                                                    EXHIBIT 99.1

AT THE COMPANY
Richard C. Fuisz / Kenneth W. McVey                                www.fuisz.com
In the U.S.: (703) 995-2400            Investor Relations E-mail: info@fuisz.com

FEBRUARY 17, 1999

               FUISZ TECHNOLOGIES AND DR. RICHARD FUISZ ANNOUNCE
                   FILING OF LAWSUIT AGAINST ELAN CORPORATION

CHANTILLY, VA, FEBRUARY 17, 1999 - Fuisz Technologies Ltd. (Nasdaq:FUSE) and Dr. Richard Fuisz (Founder) announced today that they have filed jointly an action in U.S. Federal Court in New York against Elan Corporation plc. (NYSE:ELN) for breach of contract. Each has retained the law firm of Skadden, Arps, Slate, Meagher, & Flom LLP to represent it in this matter.

In relation to Dr. Fuisz's claims, the Court has been requested to require specific performance of an agreement reached on November 11, 1998 under which Elan purchased 4.2 million shares of Fuisz Technologies stock then owned by Dr. Fuisz in exchange for approximately 1 million Elan Corporation Shares and has refused to close the transaction.

In relation to the Company's claims, the Court has been requested to enforce an Option Agreement entered into in December 1998 under which Elan agreed to pay a significant option fee to Fuisz for the right, until January 31, 1999, to conclude a Manufacturing and Licensing Agreement then being negotiated regarding production of certain Fuisz products.

In commenting on these lawsuits, Dr. Richard Fuisz stated "I reached an agreement and sold my Fuisz stock to Elan and shook hands on the transaction with Elan's Chairman and CEO in front of witnesses. I am hurt and saddened that this legal action has become necessary and I really wonder - is a handshake among gentlemen no longer something that can be relied upon?"

Ken McVey, President and CEO of Fuisz Technologies added "Throughout my entire business career including for many years in the legal profession, I have demonstrated my considerable reluctance to engage in litigation where parties, if they had been operating in good faith, should be able to honor arrangements freely entered into by these parties. The egregious behaviour of Elan Corporation in this instance leaves no option but to use the law to protect our Company's rights and I am confident that we will prevail."

Fuisz Technologies Ltd. is engaged in the development, manufacture and commercialisation of a wide range of drug delivery, nutraceutical and food ingredient products utilising its proprietary CEFORM(TM), Shearform(TM) and other drug delivery technologies with research and manufacturing facilities in Virginia, USA as well as in Dublin and Clonmel, Ireland. In addition, Fuisz operates wholly owned sales and marketing units in Germany, France, Ireland, Italy and the United Kingdom and a majority owned operation in Hungary - Clonmel Pharma Kft.

NOTE: Fuisz press releases and other corporate information are available through the Company's Investor Information line (703) 995-2430, by visiting Fuisz's corporate Web site at www.fuisz.com, or via fax-on-demand by dialing 1-800-758-5804 ext. 126517 (a service provided by PR Newswire)

This news release may contain certain forward-looking statements that involve risks and uncertainties that are subject to events outside of the Company's control. The Company's results of operations and financial position could be affected by several factors that may cause actual results to differ materially including, but not limited to, dependence on collaborative partners, capital requirements, risk of manufacturing scale-up, product commercialization including delays of introductions of new products or enhancements, size and timing of individual orders, rapid technological changes, acquisitions of marketing and sales distribution organizations, market acceptance of new products, regulatory approvals, and future competition. These and other factors are more fully discussed in the Company's Form 10-K in the section captioned "Management Discussion and Analysis of Financial Condition and Results of Operations."

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